EXHIBIT 10.1

Summary of Changes to the Employment Agreements of Sam Klepfish and Justin Wiernasz

On August 7, 2014, our board of directors approved the amendment of the Employment Agreements of Sam Klepfish (“SK”) and Justin Wiernasz (“JW”), our CEO and President, respectively, effective as of August 13, 2014.  The employment agreements have been amended as follows: (i) they have been extended by one year to December 31, 2016; (ii) they provide for 10% annual increases of Base Salary commencing in 2014; (iii) all performance based bonuses are eliminated; (iv) stock grants previously issued with vesting based upon performance or stock price are cancelled; (v) a new performance based bonus structure to partially replace the previous structure, based upon meeting the Cash EBITDA (earnings before interest, taxes, depreciation, and amortization and non-cash compensation charges) targets described in the chart below has been adopted and as indicated below, the new bonuses will have a cash portion and a stock portion and all Base Salary can be paid in cash or in stock at the option of the executive; and (vi) an award of 75,000 restricted stock units for JW which vest on January 1, 2015 and 75,000 restricted stock units which vest on May 1, 2016; and (vii) 125,00 restricted stock units which vest if the 30 day average closing price of our common stock is $2.00 or above and there is a 50,000 average daily volume or there is a 50,000 average daily volume for 14 straight  trading days; and 175,000 restricted stock units which vest if the 30 day average closing price of our common stock is $3.00 or above and there is a 50,000 average daily volume for 14 straight trading days.  Each executive will have the option, on an annual basis, to take all or part of the cash portion of the bonus, or any part of Base Salary in the form of stock at a valuation based upon the closing stock price on the last trading day of the prior year. The decision on how much, if any, of the bonus to take in stock must be made by May 1 of each year, unless earlier required.  The Cash EBITDA target levels described below do not include the effect of any potential future acquisitions and also do not include certain one time or non-recurring expenses in the calculation of the Cash EBITDA.  If a Cash EBITDA target is missed by 3% or less, the bonus for the target so missed shall be reduced by 20% and if it is missed by 3.1% -5%, the bonus for such target shall be reduced by 30%, except in both cases, the Company’s CEO has negative discretion to further reduce the bonuses or even cancel them.

Cash EBITDA (as adjusted)	BONUS
$2,494,305	SK Cash: $50,000 SK Stock: $95,000 JW Cash: $50,000 JW Stock: $95,000
$2,786,298	SK Cash: $85,000 SK Stock: $175,000 JW Cash: $100,000 JW Stock: $175,000
$2,995,457	SK Cash: $115,000 SK Stock: $225,000 JW Cash: $150,000 JW Stock: $250,000
$3,197,431	SK Cash: $130,000 SK Stock: $250,000 JW Cash: $150,000 JW Stock: $250,000
$3,747,885	SK Cash: $175,000 SK Stock: $300,000 JW Cash: $175,000 JW Stock: $300,000